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EXH 10
         EXH 10.5

         Employment Agreement (the "Agreement"), effective as of June 1, 2000 (the "Effective Date"), between EB2B COMMERCE, INC., a Delaware corporation with principal offices at 757 Third Avenue, New York, New York 10022, (the "Company") and JOHN J. HUGHES, JR., residing at 235 Garth Road, Apt. D-6A, Scarsdale, New York 10583 ("Hughes"). The Company and Hughes may be referred to herein collectively as the "Parties" or individually as a "Party."

         WHEREAS, the Company is engaged in the building, owning and operating of electronic commerce networks; and

         WHEREAS, the Company desires Hughes to serve as Executive Vice President- Corporate Development and General Counsel of the Company and Hughes desires to accept the positions of Executive Vice President- Corporate Development and General Counsel and serve the Company as set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the Parties do hereby agree as follows:

1 Employment. The Company hereby employs Hughes and Hughes accepts this employment and agrees to render services to the Company on the terms and conditions set forth in this Agreement. During the term of this Agreement, Hughes shall serve as Executive Vice President- Corporate Development and General Counsel of the Company, to perform services for the Company normally associated with such positions and such other duties as the Board of Directors ("Board") or Chief Executive Officer reasonably request. Hughes shall use his best efforts to meet the business requirements and goals set by the Board. In furtherance thereof, Hughes will devote his best efforts, including his full-time attention, during reasonable business hours, to the affairs and business of the Company. Hughes agrees not to serve on any corporate, industry, civic, or charitable boards or committees that would interfere or create a conflict of interest with respect to his duties hereunder without the prior consent of the Board. Hughes further agrees to observe and comply with the rules and regulations of the Company as adopted by the Board with respect to performance of his duties, and to carry out and perform all reasonable orders, directions, and policies enacted by the Board. Notwithstanding the foregoing, the Company recognizes that Hughes currently serves as a member of the board of directors of Studion Inc., and is currently contemplating joining one more board, and that such positions may have ongoing obligations. The Company hereby agrees that Hughes' service on the board of directors of Studion Inc. and such additional board shall not be a breach of the provisions of this Section 1; provided that such service on the boards does not interfere with, nor create a conflict of interest with respect to Hughes' performance of his duties hereunder. Hughes agrees to use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company hereunder.






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2        Term. The term of this Agreement shall be the period from the Effective
         Date and terminating on December 31, 2003 (the "Initial Employment Term"). The Agreement shall thereafter automatically renew for successive one (1) year terms, until terminated by either Party in accordance with this Agreement (the "Succeeding Employment Term"), unless either Party provides written notice of termination to the other party at least ninety (90) days prior to the expiration of the Initial Employment Term or any Succeeding Employment Term. For purposes of this Agreement, the phrase "Term" when used in this Agreement shall mean either the Initial Employment Term, the Succeeding Employment Term, or both, as the context requires.

3        Compensation.

            a. Base Salary. The Company will compensate and pay Hughes for his services during the term of this Agreement at a base salary of not less than $175,000 per year and the Company agrees that the base salary will increase annually in an amount no less than five (5%) percent of the previous year's base salary (the "Base Salary"), with the first such increase to occur on January 1, 2001, and on January 1 of each year of the Term thereafter. The Base Salary shall be payable to Hughes in accordance with the Company's standard payroll policy for similarly situated employees of the Company.

            b.   Bonus.

                   i. Signing Bonus. Upon the execution of this Agreement, Hughes will be entitled to the sum of thirty-five thousand ($35,000) dollars as a signing bonus from the Company ("Signing Bonus"). The Company will pay the Signing Bonus to Hughes ratably over a three (3) month period, commencing upon the Effective Date.

                   ii. Annual Bonus. Hughes may receive, from time to time, bonus compensation from the Company, as directed by the Board of Directors following the negotiation of the terms by the Parties (the "Bonus Compensation"). If at any time hereafter the Company shall adopt a bonus program, an option program or any other form of equity participation for executives of the Company, Hughes shall be eligible to participate in such program in a manner and capacity commensurate with his position and duties. Notwithstanding the foregoing, for the period commencing on the Effective Date through December 31, 2000, and each year of Term of this Agreement, the Company will pay Hughes a bonus no less than seventy-five thousand ($75,000) dollars ("Minimum Bonus"). During the first six (6) months of this Agreement, twenty-five thousand ($25,000) of the Bonus ("Payout Bonus") will be paid to Hughes in equal monthly installments, and for each calendar year thereafter, the Payout Bonus will be paid to Hughes ratably at the end of each calendar quarter. The remaining balance of the






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                           Minimum Bonus will be paid to Hughes within three (3)
                           months after calendar year end. In addition, Hughes will also be eligible for an additional bonus of at least $75,000 (the "Maximum Bonus") based upon reasonably based and achievable business goals which the CEO and Hughes mutually agree. The Company and Hughes agree that the goals for the Maximum Bonus will be set within 30 days of the Effective Date, and by January 31st of each of year of the Term thereafter.

            c. Stock Options. Without limiting the foregoing, during the term of this Agreement, Hughes shall be entitled to participate, as determined by the Board of Directors, in the Company's incentive stock option plan to the same extent as other employees of the Company. In addition, Hughes shall be entitled to receive options to purchase two hundred sixty-six thousand (266,000) shares of the Common Stock of the Company ("Options") pursuant to the terms of the Company's 2000 Stock Option Plan (the "Option Plan"), subject to the following terms: (a) the Options will vest as follows: (i) one third (1/3) will vest immediately upon the Effective Date, and (ii) the remaining two-thirds (2/3) will vest ratably at the end of each month that Hughes is employed by the Company over a two (2) year period, commencing upon the Effective Date; (b) the exercise price of the Options shall be $2.07 per share, as appropriately adjusted for stock splits, stock dividends, and the like; (c) the Options shall have a term of 10 years; and (d) the other terms and conditions of the Options will be in accordance with the provisions of the Option Plan and the Stock Option Agreement evidencing the issuance of the Options. In addition, one hundred (100%) percent of the Options shall immediately vest upon Peter Fiorillo's departure as the Company President and Chief Executive Officer, for whatever reason, and shall be immediately exercisable at any time prior to the expiration date of the term of the Options whether or not Hughes is employed by the Company at the time of such exercise.
4        Benefits.

            a. Health Insurance; Vacation. The Company shall provide Hughes with health insurance coverage, personal time and other benefits during the term of this Agreement as agreed upon by the Board, but in no event will such benefits be less than those offered to other executives of the Company. Hughes shall be entitled to four (4) weeks paid vacation during each year of this Agreement and an additional week for each additional year of service thereafter, up to a maximum of six (6) weeks.

            b. Life Insurance. The Company shall have the right at its own expense and for its own benefit to purchase insurance on Hughes' life, and Hughes shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier's requirements.






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            c.   Car Allowance. The Company will pay to Hughes a car allowance of eight hundred ($800) dollars per month. Such car allowance shall increase by $100 in each January during the Term. In addition, the Company will reimburse Hughes for all costs of fuel and repairs incurred in connection with the use of a car. The Company will also give Hughes a computer and all appropriate ancillary equipment, as Hughes shall determine, for use at his home. The Company will also reimburse all costs of maintenance, repair, upgrades, high speed internet access and software as Hughes shall determine.

            d. Country Club and Health Membership. The Company shall reimburse Hughes, or pay directly if requested by Hughes, for any initiation fees, membership fees, dues and expenses incurred by Hughes during the term of this Agreement for a membership in a country club chosen by Hughes and approved by the Company, and for any health club chosen by Hughes.

            e. Miscellaneous. Hughes shall be entitled to participate in all other retirement, welfare and other benefit plans, and to receive all fringe benefits, that are provided by the Company to its executives from time to time, to the extent Hughes meets the eligibility requirements for any such plan or benefit. (For purposes of this Agreement, the benefits described in Sections 4.1, 4.3 and 4.4 are hereafter collectively defined as the "Benefits.")

5 Expenses. The Company shall either reimburse Hughes, or pay directly if requested by Hughes, or otherwise provide for or pay for all reasonable expenses incurred by Hughes in furtherance of or in connection with the business of the Company, including, but not by way of limitation, (i) all reasonable expenses incurred by Hughes in accordance with the Company's travel policy, as established by the Board; and (ii) all reasonable expenses in connection with Hughes' attendance at trade, professional and industry related conferences which are in furtherance of the business of the Company as Hughes shall determine in his sole discretion. Hughes agrees that he will furnish the Company with adequate records and other documents for the substantiation of each such business expense.

6        Employment Termination.

            a. Resignation of Hughes Without Good Reason. The Parties agree that Hughes has the right to voluntarily terminate his employment with the Company by providing the Company with a minimum of twenty (20) days' prior written notice. Upon the termination date specified in the notice, Hughes will cease to have any of the powers associated with the offices he held with the Company. In such event, all of the Company's obligations under this Agreement will terminate immediately upon the date of such termination of employment.

            b. Resignation of Hughes for Good Reason. The Parties agree that Hughes has the right to voluntarily terminate his employment with the Company for "Good Reason" upon providing twenty(days prior written notice to the

                 Board. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events or conditions:

                    i. a change in Hughes' status, titles, positions or responsibilities which represents an adverse change from his status, titles, positions or responsibilities as in effect immediately prior thereto; the assignment to Hughes of any duties or responsibilities which are inconsistent with his status, titles or positions; or any removal of Hughes from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for "Disability" (as defined below), for "Cause" (as defined below), as a result of his death, or by Hughes other than for Good Reason;

                   ii.   a reduction in the Base Salary;

                  iii. the relocation of the offices of the Company at which Hughes is principally employed to a location more than fifty (50) miles from the location of such offices immediately prior to the relocation, except for required travel on business of the Company to an extent substantially consistent with Hughes' customary business travel obligation and duties; or

                   iv. the failure by the Company or its affiliates to pay to Hughes any portion of Hughes' current compensation, or to pay any of the Benefits within twenty (20) days of the date such payment is due.

            c. Termination by the Company for Convenience. The Parties agree that the Board has the right to terminate Hughes' employment for convenience during the term of this Agreement upon notice to Hughes. The date of termination will be the date specified in a notice from the Board and will be at least sixty (60) days following such notice. Hughes will cease to have any power of his office as of such date. In addition, the failure of the Company to extend the Term of this Agreement for a Succeeding Employment Term (or a termination by the Company which has the effect of terminating this Agreement without a Succeeding Employment Term) shall be deemed a termination of Hughes' employment by the Company for convenience.

            d. Termination by the Company for Cause. The Parties agree that the Board has the right to terminate Hughes' employment during the term of this Agreement for "Cause." For the purposes of this Agreement, the term "Cause" will mean:

                    i. Conduct on Hughes' part that is willfully intended to and likely to injure the Company's business or reputation;

                   ii. Actions by Hughes intentionally furnishing materially false, misleading or omissive information to the Board which results in damage to the Company;

                  iii. Hughes is convicted of any felony or other serious offense;

                   iv.   Abusive use of drugs or alcohol by Hughes;

                    v. Any fraud, embezzlement or misappropriation by Hughes of the "assets" of the Company. For the purposes of this provision, the Parties acknowledge that "asset" includes, but is not limited to the "Confidential Information" (as defined in Section 7 of this Agreement); or

                   vi. The willful and significant failure by Hughes to perform reasonably assigned duties and obligations as set forth in this Agreement, resulting in substantial damage to the Company, but not encompassing illness, physical or mental incapacity.

         For purposes of this provision, no act or failure to act on the part of Hughes shall be considered "willful" unless it is done, or omitted to be done, by Hughes in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Hughes in good faith and in the best interests of the Company and its affiliates. Hughes' employment hereunder shall not be deemed to be terminated for Cause until a Notice of Termination (as defined below) is provided to him, and within seven (7) days after the Notice of Termination is given to Hughes, he, together with counsel, is heard before the Board (a "Board Hearing") during which Board Hearing, the Board in good faith resolves that Hughes is guilty of the conduct described in Section 6.4 hereof. In the event that Hughes' employment is terminated by the Company for Cause, the date of employment termination will be as specified in the Notice of Termination to Hughes from the Company, and Hughes will cease to have any authority to act on behalf of the Company as of such date. The Company will pay Hughes the Base Salary due him as of such date, and all benefits provided by the Company to Hughes will cease as of such date except as otherwise required by law. In the event that Hughes' employment is terminated by the Company for Cause, and the Board determines that the termination was for reasons other than for Cause, Hughes will be entitled to receive the Termination Compensation (as defined below) that would normally have been due him for a termination by the Company pursuant to Section 6.2 hereof. Additionally, Hughes shall be reimbursed for all legal and other expenses incurred by him related to said termination.

            e. Termination by the Company for Death or Disability. The Parties agree that Hughes' employment will terminate upon Hughes' death or Disability. The term "Disability" shall be defined as Hughes' inability, through physical or mental illness to perform the majority of his usual duties for a period of at least three (3) continuous months.

            f. Change of Control. Provided that the Company is a public company, Hughes may terminate this Agreement upon twenty (20) days' notice to the Company at any time within the one hundred eighty (180) day period following the date of the occurrence of a "Change of Control." For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if: the Company has a net worth of at least one million

                 ($1,000,000) dollars (as reflected on any quarterly or annual financial statement), and either (i) a third person, including an entity or a "group" as defined in Article 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (other than an entity or "group" which includes Hughes), becomes the beneficial owner of shares of the Company having thirty (30%) percent or more of the total number of votes that may be cast for the election of directors of the Company in the year 2000 and thereafter; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger of other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company. In addition, the term "Change of Control" shall also include the departure of Peter Fiorillo as the Chief Executive Officer of the Company, for whatever reason. In the event Hughes does not exercise his rights to terminate this Agreement in the event of a Change of Control as a result of the departure of Peter Fiorillo as the Chief Executive Officer of the Company, the same rights to terminate this Agreement for a Change of Control shall be in place for Hughes with respect to the departure of the Chief Executive Officer who immediately succeeds Fiorillo as Chief Executive Officer of the Company.

            g. Notice of Termination. Any termination by the Company for Cause, or by Hughes for Good Reason or as a result of a Change of Control, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 17 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
                 (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Hughes' employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement which date shall be in accordance with the specific termination provision of this Agreement relied upon.

            h.   Obligations of the Company Upon Certain Terminations.

                    i. Options. In the event that Hughes' employment with the Company is terminated pursuant to Sections 6.2, 6.3,
                         6.5 or 6.6 of this Agreement, all Options granted to Hughes by the Company shall immediately vest upon such termination and remain exercisable until the scheduled expiration date of each such Option. The Options shall be subject to the provisions of the Option Plan and the specific Stock Option Agreement in effect with regard to each Option grant, provided that, to the extent the provisions of the Stock Option Agreements are inconsistent with this Section 6.8.1, this Section shall control.

                    ii. Termination Compensation. If Hughes' employment with the Company terminates for whatever reason, the Company will pay Hughes (i) any accrued and unpaid Base Salary and pro-rated Minimum Bonus as of the date of termination, (ii) the payment or reimbursement of all unpaid Benefits incurred up to the date of termination, and (iii) an amount to reimburse Hughes for any and all monies advanced or expenses incurred on or prior to the date of termination but not paid to Hughes. In addition, if Hughes' employment with the Company terminates pursuant to Sections 6.2, 6.3, 6.5 or 6.6 hereof the Company will pay Hughes an amount equal to one hundred fifty (150%) percent of the annual compensation due to be paid to Hughes in the year of such termination (including Base Salary, Minimum Bonus and Maximum Bonus) (the "Termination Compensation"). The Termination Compensation herein shall be deemed liquidated damages resulting from the Company's sole and exclusive remedy for any such termination. Termination Compensation shall not be diminished or offset by reason of any earnings by Hughes subsequent to the date of termination.

                   iii. Payment of Termination Compensation. Except as otherwise provided below, the Termination Compensation shall be paid in monthly installments over the twelve
                         (12) months following the event giving rise to the payment of Termination Compensation. If employment termination is a result of the death of Hughes, the initial Termination Compensation payments shall be made within fifteen (15) days after the personal representative of Hughes' estate notifies the Company that Letters Testamentary have been issued to the estate appointing an authorized representative of the estate.

                   iv. Continuation of Benefits. In addition, if Hughes' employment with the Company terminates pursuant to Sections 6.2, 6.3, 6.5 or 6.6 hereof, Hughes shall be entitled to the Benefits and all of the other benefits and personal perquisites otherwise provided in this Agreement during the two year period following the date of termination.

Survival of Agreement Upon Termination. In the event that Hughes' employment is terminated pursuant to any provision set forth in this Section 6, the rights and obligations of the Parties which are set forth in Sections 7 through 16 of this Agreement shall survive the employment termination for a period from the date of such employment termination through the third (3rd) anniversary of such date.

7 Confidential Information. Hughes hereby agrees and acknowledges that the following information and materials, whether in written, oral, magnetic, photographic, optical or other form and whether now existing or developed or created during the period of Hughes' employment or engagement with the Company, excepting information obtained by Hughes from general or public sources, are proprietary to the Company and are highly confidential in nature (the "Confidential Information"):

            a. Business Records, Marketing Plans and Customer Information. All books, records, documents, memoranda and materials, and the information contained therein directly relating to the business and finances of the Company including, but not limited to: (i) marketing and development plans, forecasts, forecast assumptions, forecast volumes, future plans and potential strategies of the Company; (ii) cost objectives, pricing policies and procedures, quoting policies and procedures, and unpublished price lists; (iii) licensing policies, strategies and techniques; (iv) customer lists, names of past, present and prospective customers and their representatives; (v) data and other business information about or provided by past, present and prospective customers; (vi) names of past, present and prospective vendors and their representatives, data and other Information about or provided by past, present and prospective vendors; (vii) purchasing information, orders, invoices, billings, and payment of billings; (viii) past, present and prospective licenses and licensees, the terms and conditions of any licenses or prospective licenses, contracts or prospective contracts; (ix) types of products, supplies, materials and services purchased, leased, licensed and/or sold by the Company; (x) past, present and future research and development arrangements; (xi) customer service information; (xii) joint ventures, mergers and/or acquisitions; (xiii) the Company personnel policies and procedures, the Company personnel files, and the compensation of officers, directors and employees of the Company; and (xiv) all other confidential business records and trade secrets of the Company.

            b. Technology and Manufacturing Procedures. All books, records, documents, memoranda and materials, and the information contained therein, relating to the technology of the Company (whether or not patentable, whether or not protected by copyright, whether developed by or for the Company) including, but not limited to: (i) ideas and concepts for existing and new products, processes and services; (ii) specifications for products, equipment and processes, whether technical or financial; (iii) manufacturing and performance specifications and procedures; (iv) engineering drawings, flow charts, and graphs; (v) technical, research and engineering data; (vi) formulations, materials, and material specifications; (vii) laboratory studies and benchmark tests; (viii) laboratory notebooks; (ix) plant layout and equipment; (x) manuals, including service manuals and operation manuals; (xi) quality assurance policies, procedures and specifications; (xii) validation studies; and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to the research, engineering and development affairs of the Company.

            c. Third Party Information. Any and all other information and materials in the Company's possession or under its control from any other person or entity which the Company is obligated to treat as confidential or proprietary ("Third Party Information").

                 d. Not Generally Known. Any and all Confidential Information not generally known to the public or within the industries or trades in which the Company competes.

8 General Skills and Knowledge. The general skills and experience gained by Hughes during Hughes' employment with the Company, and information publicly available or generally known within the industries or trades in which the Company competes, is not considered Confidential Information.

9        Hughes' Obligations as to Confidential Information and Materials.
         During Hughes' employment by the Company, Hughes will have access to Confidential Information and will occupy a position of trust and confidence with respect to the Company's affairs and business. Hughes agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

            a. Non-Disclosure. During and for a period of three (3) years after Hughes' employment with the Company, Hughes will not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Hughes' duties with the Company by order of a court of competent jurisdiction, by a governmental agency or otherwise by applicable law.

            b. Prevent Disclosure. Hughes will take all reasonable precautions to prevent disclosure of the Confidential Information in accordance with the Company's reasonable instructions to Hughes.

            c. Return all Materials. Upon termination of Hughes' employment with the Company, for any reason whatsoever, Hughes will deliver to the Company all tangible materials embodying the Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information.

10 Ideas and Inventions. Hughes agrees that all right, title and interest in or to any and all Inventions are the property of the Company. For the purposes of this Agreement, "Inventions" shall mean all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations and improvements (i) conceived or made by Hughes, whether alone or with others, in the course of Hughes' employment by the Company, or (ii) conceived or made by Hughes, whether alone or with others, in the course of Hughes' employment, but which reach fruition within the period from the date of termination of Hughes' employment through the second (2nd) anniversary of such date, and which either (a) involve or are reasonably related to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or (b) incorporate or are derived from, in whole or in part, any of the Confidential Information. Hughes agrees to promptly disclose all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of its interests in the Inventions, such as by executing documents, testifying, etc. Hughes agrees to execute, acknowledge and deliver any instruments confirming the complete ownership by the Company of such Inventions. Such assistance shall be provided at the Company's expense without any additional compensation to Hughes.

11 Copyrights. Hughes agrees that any work prepared for the Company which is protected under United States Copyright laws or under the universal Copyright Convention, the Berne Copyright convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Hughes hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company's expense but without any additional compensation to Hughes. Hughes hereby agrees to and does hereby waive all moral rights with respect to the work developed or produced hereunder, including, without limitation any and all rights of identification of authorship and any and all rights of approval, restriction, or limitation on use or subsequent modifications.

12 Conflicting Obligations and Rights. Before (i) performing any obligations Hughes may have to preserve the confidentiality of another's proprietary information or materials, or (ii) exercising any rights Hughes may claim to any patent or copyrights trade secrets, or other discoveries, inventions, ideas, know-how, techniques methods, processes or other proprietary information or materials before performing that work, Hughes shall inform the Company in writing of any apparent conflict between Hughes' work for the Company and such other obligations and/or rights. In the absence of such written notice, the Company may conclude that no such conflict exists and Hughes agrees thereafter to make no such claim against the Company. The Company shall hold such disclosures by Hughes in strict confidence.

13       Restrictive Covenants.

            a. Acknowledgement. Hughes acknowledges that (i) the Company's business is all aspects of business-to-business electronic commerce, but not limited to, building, owning and operating electronic commerce networks; and providing systems integration and consulting services relating thereto, and (ii) fulfillment of the obligations hereunder will result in Hughes becoming familiar with the business affairs of the Company and any present or future parent, subsidiary and/or affiliate.

            b. Covenant Not to Compete. In consideration for the Compensation, and as a condition to the performance by the Company of all obligations under this Agreement, Hughes agrees that during the Initial Employment Term or any Succeeding Employment Terms of this Agreement and for the period from the date of termination of Hughes' employment pursuant to either Section 6.1 or 6.4 hereof through the first
                 (1st) anniversary of such date (the "Non-compete Term"), Hughes shall not directly or indirectly through any other person, firm or corporation compete with or be engaged in the same business or "participate in" any other business or organization which during such period competes with or is engaged in the same business as the Company. The term "participate in" shall mean:
                 "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name." Notwithstanding the foregoing, it shall not be a breach of the provisions of this
                 Section 13 if, after the term of this Agreement, Hughes is a passive investor in any publicly held entity and Hughes owns three (3%) percent or less of the equity interests therein.

            c. Restrictive Covenants Necessary and Reasonable. Hughes agrees that the provisions of this Section 13 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 13 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

14 Injunctive Relief. Hughes, recognizing that irreparable injury shall result to the Company in the event of Hughes' breach of the terms and conditions of this Agreement, agrees that in the event of his breach or threatened breach, the Company shall be entitled to seek injunctive relief restraining Hughes, and any and all persons or entities acting for or with him, from such breach or threatened breach. Nothing herein contained, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it by reason of such breach or threatened breach.

15       Indemnification.

            a. To the full extent allowed by law, the Company shall hold harmless and indemnify Hughes, his executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by Hughes (net of any related insurance proceeds or other amounts received by Hughes or paid by or on behalf of the Company on Hughes' behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which Hughes was, is or is threatened to be made a named defendant or respondent (a "Proceeding"), because Hughes is or was a director or officer of the Company, or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary (an "Affiliate Executive") of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each, a "Company Affiliate"). Upon authorization of indemnification of Hughes by the Board in accordance with the applicable provisions of the corporation law of the Company's domicile, Hughes shall be presumed to be entitled to such indemnification under this Agreement upon submission of a Claim (as hereinafter defined). Thereafter, the Company shall have the burden of proof to overcome the presumption that Hughes is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals have expired ("Final Determination"), adverse to Hughes establishing that such indemnification is not permitted hereunder or by law. An actual determination by the Company (including its Board, legal counsel, or its stockholders) that Hughes has not met the applicable standard of conduct for indemnification shall not be a defense to the action or create a presumption that Hughes has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or affect the rights and obligations of the Company or of Hughes under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Hughes shall not in any way diminish, restrict, limit or affect Hughes' right to indemnification from the Company or any other Party or Parties under any other indemnification arrangement, the Certificate of Incorporation or Bylaws of the Company, or the DGCL.

            b. Subject only to the provisions of this Section 15.2, as long as Hughes shall continue to serve as a director and/or officer of the Company (or shall continue at the request of the Company to serve as an Affiliate Executive) and, thereafter, as long as Hughes shall be subject to any possible Proceeding by reason of the fact that Hughes was or is a director and/or officer of the Company (or served in any of said other capacities), the Company shall, unless no such policies are available in any market, purchase and maintain in effect for the benefit of Hughes one or more valid, binding and enforceable policies (the "Insurance Policies") of directors' and officers' liability insurance ("D&O Insurance") providing adequate liability coverage for Hughes' acts as a director and/or officer of the Company or as an Affiliate Executive. The Company may promptly notify Hughes of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Company does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 15.2, the Company shall, to the full extent permitted by law, in addition to and not in limitation of the other rights granted Hughes under this Agreement, hold harmless and indemnify Hughes to the full extent of coverage which would otherwise have been provided for the benefit of Hughes pursuant to the Insurance Policies.

            c. Hughes shall have the right to receive from the Company on demand, or at his Option to have the Company pay promptly on his behalf, in advance of a Final Determination of a Proceeding all expenses payable by the Company pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by Hughes in connection with such Proceeding or otherwise expended or incurred by Hughes (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Company of any expenses, including any Advanced Amount, pursuant to this Agreement, Hughes shall submit to the Company a written request for payment (a "Claim"), which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit. Where Hughes is requesting Advanced Amounts, Hughes must also provide (i) written affirmation of such Hughes' good faith belief that he has met the standard of conduct required by law for indemnification, and (ii) a written undertaking to repay such Advanced Amounts if a Final Determination is made that Hughes is not entitled to indemnification hereunder.

            d. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Hughes for an accounting of profits made from the purchase or sale by Hughes of securities of the Company within the meaning of
                 Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law.

            e. All agreements and obligations of the Company contained herein shall continue during the period Hughes is a director and/or officer of the Company (or is serving at the request of the Company as an Affiliate Executive) and shall continue thereafter so long as Hughes shall be subject to any possible Proceeding by reason of the fact that Hughes was a director or officer of the Company or was serving as such an Affiliate Executive.

            f. Promptly after receipt by Hughes of notice of the commencement of any Proceeding, Hughes shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but failure to so notify the Company will not relieve the Company from any liability which it may have to Hughes. With respect to any such
                 Proceeding: (i) the Company shall be entitled to participate therein at its own expense; (ii) except with prior written consent of Hughes, the Company shall not be entitled to assume the defense of any Proceeding; and (iii) the Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on Hughes without Hughes' prior written consent.

16 Dispute Resolution. The Company and Hughes agree that any dispute or controversy arising between any of the Parties to this Agreement, or any person or entity in privity therewith, out of the transactions effected and relationships created in connection herewith, including any dispute or controversy involving the formation, terms or construction of this Agreement, regardless of kind or character, will be resolved through binding arbitration held in New York, NY. The only disputes not subject to mandatory, binding arbitration are requests for injunctive relief. With respect to the arbitration of any dispute or controversy, each Party understands that: (i) arbitration is final and binding on the Parties; (ii) each Party is waiving its right to seek certain remedies in court, including to right to a jury trial; (iii) discovery in arbitration is different and more limited than discovery in litigation; and (iv) an arbitrators' award need not include factual findings or legal reasoning, and any Party's right to appeal or to seek modification of a ruling by the arbitrator is strictly limited.

            a. Each Party to this Agreement will submit any dispute or controversy to arbitration before the American Arbitration Association ("AAA") within five (5) days after receiving a written request to do so from the other Party. If any Party fails to submit a dispute or controversy to arbitration as requested, then the requesting Party may commence the arbitration proceeding. The Federal Arbitration Act will govern the proceeding and all issues raised by this Agreement to be arbitrated. Each Party to this Agreement will be bound by the determination of an arbitration panel of three members empanelled by the AAA to adjudicate the dispute. Judgment on any arbitration award may be entered in any court of competent jurisdiction.

            b. Any Party to this Agreement may bring an action including a summary or expedited proceeding of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provision or ancillary remedies, including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of Section 16. If any Party institutes legal proceedings in an effort to resist arbitration and is unsuccessful in doing so, the prevailing Party is entitled to recover, from the losing Party, its legal fees and out-of-pocket expenses incurred in connection with the defense of such legal proceedings.

17       Miscellaneous.

            a. Notices. Any and all notices, demands, requests or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any Party hereto by any other Party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the Party to be notified, or in lieu of such personal delivery, when deposited in the United States mail, registered or certified mail, return receipt requested, or when confirmed as received if delivered by overnight courier, addressed to the to the Party to be notified, at the address of the Company at its principal office, as first set forth above, or to Hughes at the address as first set forth above. The Company or Hughes may change the address in the manner required by law for purposes of this paragraph by giving notice of the change, in the manner required by this paragraph, to the respective Parties.

            b. Amendment. This Agreement may not be modified, changed, amended, or altered except in writing signed by Hughes or his duly authorized representative, and by a member of the Board.

            c. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New York. It shall inure to the benefit of and be binding upon the Company, and its successors and assigns.

            d. Attorney's Fees. Should either Party substantially prevail any litigation or arbitration commenced between the Parties to this Agreement concerning any provision of this Agreement, the expense of all attorneys' fees and other costs incurred by prevailing Party in connection therewith shall be paid by the non-prevailing Party.

            e. Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

            f. Entire Agreement. This Agreement constitutes the sole and only agreement of the Parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations, or representations concerning its subject matter not expressly set forth in this Agreement, are of no force and effect.

            g. Counterparts. This Agreement and any certificates made pursuant hereto, may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all Parties hereto notwithstanding the fact that all Parties are not signatory to the original or to the same counterpart.

            h. Section Headings. The Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year set forth below.

EB2B COMMERCE, INC.

By:______________________                   By:______________________
   Peter J. Fiorillo                            John J. Hughes, Jr.
   Chief Executive Officer                  Date:_____________________

Date:_____________________